ROGERS & HARDIN
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP	2700 INTERNATIONAL TOWER, PEACHTREE CENTER
220 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30303-1601
(404) 522-4700
FACSIMILE: (404) 525-2224

WRITER’S DIRECT DIAL NUMBER
(404) 420-4646
WRITER’S E-MAIL ADDRESS
LAG@RH-LAW.COM

June 2, 2005

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Attention: Larry Spirgel

Re:	i2 Telecom International, Inc.
Form 10-KSB for the fiscal year ended December 31, 2004
Filed March 31, 2005
Form 10-QSB for the quarter ended March 31, 2005
Filed May 16, 2005
File No. 0-27704

Ladies and Gentlemen:

On behalf of i2 Telecom International, Inc. (the “Company”), we hereby inform the Staff that the Company anticipates responding no later than June 15, 2005 to the comments of the Staff contained in the letter from Larry Spirgel to David C. Burns dated May 24, 2005.

Please contact the undersigned at the number set forth above if you have any questions or comments concerning this letter.

Sincerely,

/s/ Lori A. Gelchion
Lori A. Gelchion

cc:	Mr. Joe Cascarano

Ms. Ivette Leon